Exhibit 99.(13)(l)

Schedule A

Dated April 17, 2013
To The
Expense Limitation Agreement
Dated April 16, 2012
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

Fund	Contractual Limit on Total Operating Expenses	Termination Date
Touchstone Focused Fund
Class A	1.20%
Class C	1.95%	May 19, 2014
Class Y	0.95%
Institutional	0.80%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:

TOUCHSTONE ADVISORS, INC.

By:

By:

Signature Page – Schedule A to Expense Limitation Agreement